Exhibit 15.1


                Letter Regarding Unaudited Financial Information


Board of Directors
Price Enterprises, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-50521) of Price Enterprises, Inc. for the registration of 1,500,000 shares of common stock of our reports dated January 1, 1997, April 11, 1997 and July 14, 1997 relating to the unaudited condensed consolidated interim financial statements of Price Enterprises, Inc. that are included in its Forms 10-Q for the quarters ended December 22, 1996, March 16, 1997 and June 8, 1997.



                                        /s/ Ernst & Young LLP


San Diego, California
May 5, 1998